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                                                          Exhibit 23

        Consent of Independent Auditors

        We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Raymond Corporation and subsidiaries of our report dated February 8, 1994, included in the 1993 Annual Report to Shareholders of The Raymond Corporation and subsidi-aries.

        Our audit also included the financial statement schedules of The Raymond Corporation and subsidiaries listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects to the information set forth therein.

        We also consent to the incorporation by reference in the Regis-tration Statement (Form S-8 No. 33-63806) pertaining to The Raymond Corporation Savings Plan and in the Registration State-ment (Form S-3 No. 33-71480) pertaining to The Raymond Corpora-tion 6.5% Convertible Subordinated Debentures Due 2003 of our report dated February 8, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of The Raymond Corporation and subsidiaries.



                                                /S/  Ernst & Young

        Syracuse, New York
        March 28, 1994

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